Exhibit (a)(5)(ii)

SUPPLEMENT

TO

OFFER TO PURCHASE FOR CASH

ALL OUTSTANDING SHARES OF COMMON STOCK

OF

BLUELINX HOLDINGS INC.

NOT OWNED BY CERBERUS ABP INVESTOR LLC

AT

$3.40 NET PER SHARE

BY

CERBERUS ABP INVESTOR LLC
and CERBERUS CAPITAL MANAGEMENT, L.P.

THE OFFER (AS EXTENDED) AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT,

NEW YORK CITY TIME, ON FRIDAY, SEPTEMBER 3, 2010

UNLESS THE OFFER IS FURTHER EXTENDED.

The purpose of this supplement is to advise stockholders of BlueLinx Holdings Inc., a Delaware corporation (the “Company”), that the offer by Cerberus ABP Investor LLC (“Purchaser”) and Cerberus Capital Management, L.P. (“Cerberus”) to purchase all of the outstanding shares of the Company’s common stock not owned by Purchaser pursuant to the Offer to Purchase, dated August 2, 2010 (the “Offer to Purchase”) has been amended and supplemented as follows:

•                  Extended Expiration Date.  As previously announced on August 13, 2010, the expiration date of the Offer (as defined below) has been extended until midnight, New York City time, on Friday, September 3, 2010, unless further extended.

•                  Additional Condition.  In addition to the conditions set forth in Section 12 of the Offer to Purchase, notwithstanding any other provision of the Offer, and in addition to (and not in limitation of) Purchaser and Cerberus’ rights to extend and amend the Offer at any time in its sole discretion, Purchaser and Cerberus will not be required to and will not accept for payment any tendered Shares, and may amend or terminate the Offer, if the Special Committee shall have failed to amend its “Solicitation/Recommendation Statement” on Schedule 14D-9 to affirmatively recommend the Offer, or the Offer as amended, or shall have subsequently withdrawn or amended or modified in any manner adverse to Purchaser or Cerberus (whether by further amendment to the Company’s Schedule 14D-9 or otherwise) such affirmative recommendation of the Offer, or the Offer as amended, at any time on or prior to the Expiration Date (the “Special Committee Recommendation Condition”).  The Special Committee Recommendation Condition is not waivable.

Purchaser, a Delaware limited liability company, and Cerberus, a Delaware limited partnership, are offering to purchase all of the Company’s outstanding shares not owned by Purchaser upon the terms and subject to the conditions set forth in the Offer to Purchase, dated August 2, 2010 and the related Letter of Transmittal, as such documents have been amended and supplemented  by this Supplement and by Amendment No. 1, dated August 13, 2010, and Amendment No. 2, dated August 19, 2010, to the Tender Offer Statement and Rule 13E-3 Transaction Statement filed with the U.S. Securities and Exchange Commission.  We refer to this offer, as so amended and supplemented, as the “Offer”.  These documents may be obtained for free by contacting the Dealer Manager for the Offer, BofA Merrill Lynch, at (888) 803-9655 (Toll-Free).  These documents and other important information regarding the Offer may also be obtained from the Securities and Exchange Commission’s website at www.sec.gov.

The Offer is conditioned upon, among other things, (i) the Special Committee Recommendation Condition, (ii) there being validly tendered and not withdrawn a number of shares of common stock, $0.01 par value per share (the “Shares”), of the Company, representing at least a majority of the outstanding Shares (including any Shares issued upon exercise of options), excluding Shares owned by Purchaser and the officers and directors of the Company, issued and outstanding as of the date the Shares are accepted for payment pursuant to the Offer (the “Minimum Tender Condition”), and (iii) unless waived, there being validly tendered and not withdrawn a sufficient number of Shares, such that, upon acceptance for payment and payment for the tendered Shares pursuant to the

Offer, Purchaser will own a number of Shares representing at least 90% of the issued and outstanding Shares of the date the Shares are accepted for payment pursuant to the Offer.  Other conditions to the Offer are described in the Offer to Purchase.

The Offer is being made without obtaining the prior approval or recommendation of the Company’s board of directors or the special committee thereof.  The Company filed a Solicitation/Recommendation Statement on Schedule 14D-9 dated August 13, 2010 with the Securities and Exchange Commission which it stated that the Special Committee was unable to take a position with respect to the Offer at that time.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE TRANSACTIONS DESCRIBED IN THIS OFFER TO PURCHASE; PASSED ON THE MERITS OR FAIRNESS OF SUCH TRANSACTIONS; OR PASSED ON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THIS OFFER TO PURCHASE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

Cerberus ABP Investor LLC

Cerberus Capital Management, L.P.

August 19, 2010

The Dealer Manager for the Offer is:

BofA Merrill Lynch

Merrill Lynch, Pierce, Fenner & Smith Incorporated

Bank of America Tower

One Bryant Park

New York, NY 10036